Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED AUGUST 4, 2007

– Comparable store sales growth of 13.2%, gross margin rate expansion, and expense leverage drive improved operating performance for the quarter –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 21, 2007)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended August 4, 2007.

The Company sold its Saks Department Store Group (“SDSG”) businesses in 2005 and 2006, and the sold SDSG businesses are presented as “discontinued operations” in the prior year period. Saks Fifth Avenue (“SFA”) and Club Libby Lu are reflected in the Company’s continuing operations.

Overview of Second Quarter Results

Saks Incorporated recorded a net loss of $24.6 million, or $.17 per share, for the second quarter ended August 4, 2007.

The second quarter included the following after-tax items totaling $4.3 million, or $.03 per share:

•	expenses of approximately $2.0 million for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its SDSG businesses,

•	$2.0 million related to asset impairments and dispositions, and

•	a loss on extinguishment of debt totaling $0.2 million related to the repurchase of $10.4 million of senior notes.

For the prior year second quarter ended July 29, 2006, the Company recorded a loss from continuing operations of $53.1 million, or $.39 per share. After recognition of the Company’s after-tax gain from discontinued operations of $1.2 million, or $.01 per share, the net loss totaled $51.9 million, or $.38 per share, for the prior year second quarter. The prior year second quarter included the following after-tax items totaling $18.1 million, or $.13 per share:

•

a $12.8 million non-cash charge related to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilution adjustment made to outstanding options related to the Company’s $4 per share dividend paid in May 2006,

•	expenses of approximately $3.7 million for retention, severance, and transition costs,

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•

expenses of approximately $0.8 million associated with the previously disclosed ongoing investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York, and

•	$0.8 million related to asset impairments and dispositions.

Overview of Results for the Six Months

Saks Incorporated recorded a net loss of $13.6 million, or $.10 per share, for the six months ended August 4, 2007.

The six months included the following after-tax items totaling $22.2 million, or $.16 per share:

•	expenses of approximately $15.6 million for retention, severance, and transition costs,

•	a loss on extinguishment of debt totaling $3.4 million related to the repurchase of $106.3 million of senior notes,

•	$2.2 million related to asset impairments and dispositions, and

•	expenses of approximately $1.0 million associated with the ongoing investigations.

For the prior year six months ended July 29, 2006, the Company recorded a loss from continuing operations of $41.4 million, or $.31 per share. After recognition of the Company’s after-tax gain from discontinued operations of $67.5 million, or $.50 per share, net income totaled $26.0 million, or $.19 per share, for the prior year six months. The prior year six months included the following after-tax items netting $23.1 million, or $.17 per share:

•	a $12.8 million non-cash charge related to FAS 123(r),

•	expenses of approximately $7.6 million for retention, severance, and transition costs,

•	$3.4 million primarily related to asset impairments and dispositions,

•	expenses of approximately $1.8 million associated with the ongoing investigations, and

•	income of approximately $2.5 million due to the favorable conclusion of certain tax examinations.

Comments on the Quarter

Stephen Sadove, Chairman and Chief Executive Officer of the Company, noted, “We are pleased with the significant improvement in our operating performance for the second quarter which primarily was driven by strong comparable store sales growth, substantial gross margin rate expansion, and meaningful expense leverage.

“Our second quarter comparable store sales increase of 13.2% indicates that our customers are responding to our focused merchandise assortments as well as our customer service and marketing initiatives. We expanded our gross margin rate by 270 basis points for the quarter primarily as a result of reduced markdowns.”

Sadove commented, “Nearly all merchandise categories performed well in the quarter, especially men’s apparel, accessories, and shoes; women’s contemporary and designer sportswear; women’s shoes; and handbags. We generated solid performance across all geographies and store sizes. Our New York City flagship location once again posted very strong sales in spite of extensive construction underway on the eighth floor as we remodeled to accommodate our expanded shoe department, which just opened. The number of transactions and the average dollars per transaction rose during the quarter.

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“As we add new vendors and improve the functionality of our e-commerce site, the growth of Saks Direct continues to outpace the Company average. The Direct business generated an approximate 40% sales increase over last year’s second quarter. Off 5th was another bright spot as we continue to refine the merchandise assortments with more direct purchases from core vendors and to introduce additional private brand product to the outlet stores.”

Excluding the certain items previously discussed (the FAS 123(r) charge; retention, severance, and transition expenses; and investigation-related expenses), second quarter year-over-year SG&A expenses increased by approximately $21.0 million, principally related to higher variable expenses associated with the $90.3 million sales increase. Excluding the certain items, the Company achieved approximately 60 basis points of improvement in the second quarter SG&A expense rate as a percent of sales. The Company also leveraged Other Operating Expenses (rents, depreciation, and taxes other than income taxes) by 110 basis points in the quarter.

Sadove added, “While we still have a long way to go, I am very pleased with the progress we have made year-to-date on many fronts. Specifically:

•	We completed the consolidation and integration of all corporate functions so that our organizational structure has been streamlined and appropriately-sized.

•	Our merchandise assortments have been substantially improved, resulting in outsized comparable store sales gains and expanded gross margins.

•	The customer experience has continued to improve through the roll-out of the new point-of-sale system to a total of 23 locations and through the expansion of performance-based commissioned programs.

•

We have developed a comprehensive plan to implement additional refinements to the merchandise planning and allocation organization, processes, and systems which should further improve gross margin performance over time.

•

We have continued to make targeted capital investments, particularly in high-impact vendor shops and first-floor selling space. A great example is the recently-renovated Beverly Hills store which is generating sales gains in excess of 20%.”

Quarter-End Balance Sheet Highlights

Consolidated inventories at August 4, 2007 totaled $801.7 million, an approximate 25% increase from the prior year. Consolidated comparable store inventories increased approximately 23% over last year, attributable to a planned increase at SFA.

Sadove noted, “Our quarter-end inventory levels reflect our ongoing initiatives of a targeted inventory reinvestment strategy that is leading to increased sales productivity. As previously disclosed, these investments were based upon a detailed planning process for our entire store base and a review of benchmark and competitive data.

“Of the incremental inventory investment, approximately 40% relates to replenishment or continuative product, which we believe has minimal markdown risk. The balance of the increase relates to strategic investments in key items and vendor intensifications in such high-potential areas as footwear, handbags, and men’s and in certain core designer ready-to-wear brands. We believe these investments carry low-to-moderate risk. We are experiencing above-average growth in all of these areas of the business.”

Management expects that the inventory levels will be more in-line with sales growth by fiscal year end.

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The Company ended the quarter with approximately $128 million of cash on hand. At quarter end, the Company had no direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at August 4, 2007 totaled approximately $575.4 million, and debt-to-capitalization was 33.7% (without giving effect to cash on hand). The cash on hand and funded debt balances reflect the second quarter repurchase of $10.4 million of senior notes.

The Company has remaining availability of approximately 37.4 million shares under its existing repurchase authorization programs. The Company did not repurchase any shares of common stock during the quarter.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our improving cash flows, and the unfunded liquidity in our revolving credit facility will provide flexibility for potential additional strengthening of our balance sheet, further investments in our business, and potential additional purchases of common stock.” Management believes it is appropriate to target ongoing financial leverage with a Funded Debt to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

Outlook for the Balance of 2007 and Beyond

Sadove noted, “For the balance of the year, we will continue to execute strategies for the long-term success of the business including further improving by-store merchandise assortments; making additional refinements to the merchandise planning and allocation organization, processes, and systems; effectively targeting and allocating our marketing spend; continuing to improve the customer experience; and making additional targeted capital investments with a focus on return on investment. We also expect continued outsized growth in the Saks Direct business.”

“This fall, we begin to anniversary the significant improvements made in our gross margin rate and expense leverage over the last twelve months, and consequently, we do not anticipate achieving the same degree of gross margin expansion and expense leverage for the balance of the year,” commented Sadove. “The biggest opportunity for gross margin rate improvement in 2007 was in the current second quarter, with a 270 basis point improvement achieved. Additional gross margin expansion is anticipated in future years as the recent and further scheduled refinements to the planning and allocation systems, processes, and organization positively impact the Company’s performance. As I have previously stated, we are early in the process of implementing the systemic and operational changes that are required to generate significantly improved operating performance over time. I remain optimistic regarding our long-term strategic plans and believe we can deliver additional operating expansion in 2008 and 2009 as we benefit from these current and ongoing strategic initiatives.”

The Company’s operating margin target (excluding the impact of certain items outlined below) of approximately 4% in 2007 is predicated upon the following assumptions for the balance of 2007:

•

Comparable store sales growth of high-single digits. Due to the retail calendar shift and promotional adjustments, the Company expects to see outsized comparable store sales growth in August, September, and November, and below-average comparable store sales growth in October and December.

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•

Relatively flat gross margin rate. Inclusion of the 53rd week positively impacted last year’s gross margin rate by approximately 30 basis points for the fall season and by approximately 50 basis points for the fourth quarter.

•

Modest SG&A expense leverage as a percent of sales, excluding the impact of certain items previously outlined including severance, retention, and transition expenses and investigation-related legal expenses. Management does not expect to achieve the same degree of SG&A expense leverage delivered over the past four quarters as the significant leverage that began last year is anniversaried.

•	Modest leverage on Other Operating Expenses (rentals, depreciation, and taxes other than income taxes).

•	Interest expense approximating $21 million, based on current debt levels, bringing the annual total to approximately $43 million.

•	Depreciation and amortization of approximately $71 million, bringing the annual total to approximately $137 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 150 to 155 million.

Management estimates that annual capital expenditures for fiscal 2007 will total approximately $125 million to $150 million, which will include store renovations, maintenance capital, and ongoing information technology improvements. Net capital expenditures through the six months ended August 4, 2007 were approximately $60 million.

Sadove concluded, “I remain optimistic about the long-term potential of the luxury sector and the Saks Fifth Avenue business. I believe that we can achieve an operating margin of approximately 4% this year (2007) and expand the operating margin to approximately 8% in the next three years or so. I am very satisfied with the progress we have made to date.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the second quarter and six months ended August 4, 2007 compared to last year’s second quarter and six months ended July 29, 2006 were:

	This Year	Last Year	Total Increase	Comparable Increase
Quarter	$694.1	$603.8	14.9%	13.2%
Six months	$1,486.9	$1,288.0	15.4%	13.9%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Quarter	$6.2	$5.5
Six months	$13.3	$12.0

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, August 21, 2007 to discuss second quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 5812867).

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Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission (SEC) and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	August 4, 2007		July 29, 2006
Net sales	$694,106	100.0%	$603,833	100.0%
Cost of sales	447,340	64.4%	405,329	67.1%

Gross margin	246,766	35.6%	198,504	32.9%
Selling, general and administrative expenses	194,258	28.0%	196,482	32.5%
Other operating expenses:
Property and equipment rentals	27,212	3.9%	26,928	4.5%
Depreciation & other amortization	34,728	5.0%	31,755	5.3%
Taxes other than income taxes	19,749	2.8%	19,002	3.1%
Store pre-opening costs	125	0.0%	117	0.0%
Impairments and dispositions	3,314	0.5%	1,260	0.2%

Operating income	(32,620)	-4.7%	(77,040)	-12.8%
Other income (expense):
Interest expense	(9,921)	-1.4%	(11,598)	-1.9%
Gain (loss) on extinguishment of debt	(412)	-0.1%	7	0.0%
Other income, net	1,735	0.2%	6,932	1.1%

Income from continuing operations before provision (benefit) for income taxes	(41,218)	-5.9%	(81,699)	-13.5%
Provision (benefit) for income taxes	(16,592)	-2.4%	(28,603)	-4.7%

Income from continuing operations	(24,626)	-3.5%	(53,096)	-8.8%

Discontinued operations:
Income from discontinued operations	—	0.0%	2,028	0.3%
Provision for income taxes	—	0.0%	787	0.1%

Income from discontinued operations	—	0.0%	1,241	0.2%

Net income	$(24,626)	-3.5%	$(51,855)	-8.6%

Per-share amounts - Income from continuing operations
Basic earnings per common share:	$(0.17)		$(0.39)
Diluted earnings per common share:	$(0.17)		$(0.39)
Per-share amounts - Net income
Basic earnings per common share:	$(0.17)		$(0.38)
Diluted earnings per common share:	$(0.17)		$(0.38)
Weighted average common shares:
Basic	141,882		135,222
Diluted	141,882		135,222

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	August 4, 2007		July 29, 2006
Net sales	$1,486,853	100.0%	$1,287,962	100.0%
Cost of sales	911,807	61.3%	806,600	62.6%

Gross margin	575,046	38.7%	481,362	37.4%

Selling, general and administrative expenses	407,103	27.4%	381,371	29.6%
Other operating expenses:
Property and equipment rentals	55,549	3.7%	55,143	4.3%
Depreciation & other amortization	66,526	4.5%	62,472	4.9%
Taxes other than income taxes	41,969	2.8%	41,371	3.2%
Store pre-opening costs	261	0.0%	289	0.0%
Impairments and dispositions	3,698	0.2%	5,590	0.4%

Operating income	(60)	0.0%	(64,874)	-5.0%
Other income (expense):
Interest expense	(21,901)	-1.5%	(25,643)	-2.0%
Gain (loss) on extinguishment of debt	(5,634)	-0.4%	7	0.0%
Other income, net	4,570	0.3%	15,751	1.2%

Income from continuing operations before provision (benefit) for income taxes	(23,025)	-1.5%	(74,759)	-5.8%

Provision (benefit) for income taxes	(9,436)	-0.6%	(33,323)	-2.6%

Income from continuing operations	(13,589)	-0.9%	(41,436)	-3.2%

Discontinued operations:
Income from discontinued operations	—	0.0%	211,020	16.4%
Provision for income taxes	—	0.0%	143,541	11.1%

Income from discontinued operations	—	0.0%	67,479	5.2%

Net income	$(13,589)	-0.9%	$26,043	2.0%

Per-share amounts - Income from continuing operations
Basic earnings per common share:	$(0.10)		$(0.31)
Diluted earnings per common share:	$(0.10)		$(0.31)

Per-share amounts - Net income
Basic earnings per common share:	$(0.10)		$0.19
Diluted earnings per common share:	$(0.10)		$0.19

Weighted average common shares:
Basic	141,065		134,741
Diluted	141,065		134,741

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	August 4, 2007	July 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$128,374	$500,914
Merchandise inventories	801,693	641,784
Other current assets	112,131	179,184
Deferred income taxes, net	24,607	33,317
Current assets, held for sale	—	177,343

Total current assets	1,066,805	1,532,542

Property and equipment, net	1,082,893	1,109,412
Property and equipment, net- held for sale	—	226,320
Goodwill and intangibles, net	310	338
Goodwill and intangibles, net- held for sale	—	4,030
Deferred income taxes, net	151,090	157,648
Other assets	35,967	35,644
Other assets- held for sale	—	1,032

TOTAL ASSETS	$2,337,065	$3,066,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$211,968	$190,782
Accrued expenses and other current liabilities	246,272	361,481
Dividend payable	2,659	6,981
Current portion of long-term debt	235,643	7,106
Current liabilities- held for sale	—	78,292

Total current liabilities	696,542	644,642
	—
Long-term debt	339,744	683,180
Long-term debt- held for sale	—	1,638
Other long-term liabilities	169,857	144,570
Other long-term liabilities- held for sale	—	26,729

Total liabilities	1,206,143	1,500,759
Commitments and Contingencies		—
Shareholders’ Equity	1,130,922	1,566,207

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,337,065	$3,066,966